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EXHIBIT 99A3

SELECTED COMBINED GROUP DATA            U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

                      Quarter Ended          Nine Months Ended
In millions, except   September 30,    %       September 30,    %
per share amounts    1997     1996   Change   1997     1996   Change
------------------- -------  ------- ------- -------  ------- -------
Normalized access
  lines (thousands):
 Business             4,738    4,482    5.7    4,738    4,482    5.7
 Consumer            11,178   10,771    3.8   11,178   10,771    3.8
Total                15,916   15,253    4.3   15,916   15,253    4.3
Access lines
 (thousands):
 Business             4,721    4,482    5.3    4,721    4,482    5.3
 Consumer            11,108   10,771    3.1   11,108   10,771    3.1
Total access lines   15,829   15,253    3.8   15,829   15,253    3.8
Billed access minutes
 of use (millions):
 Interstate          13,760   12,976    6.0   41,085   38,674    6.2
 Intrastate           2,960    2,612   13.3    8,702    7,808   11.4
Total minutes of use 16,720   15,588    7.3   49,787   46,482    7.1
Employees:
 Communications Grp  47,217   50,351   (6.2)  47,217   50,351   (6.2)
 Telephone
  operations only    43,388   47,568   (8.8)  43,388   47,568   (8.8)
Telephone empl per
 10,000 access lines   27.4     31.2  (12.2)    27.4     31.2  (12.2)
Dividends per common
 share              $ 0.535  $ 0.535   -     $ 1.605  $ 1.605   -
Common shares
 outstanding          483.5    479.2    0.9    483.5    479.2    0.9
Capital expend      $   705  $   662    6.5  $ 1,629  $ 2,008  (18.9)
EBITDA (#1)           1,150    1,119    2.8    3,471    3,324    4.4
EBITDA margin          43.0%    44.5%   -       44.5%    44.4%   -
Return on equity(#2)   31.6%    29.7%   -       32.1%    32.2%   -
Debt-to-capital ratio:
 Communications Grp    57.6%    62.4%#  -       57.6%    62.4%#  -
 Telephone
  operations only      55.5%    60.5%#  -       55.5%    60.5%#  -

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<F1>

# 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.
<F2>
# 2: Based on income before extraordinary item and cumulative effect of change in accounting principle.
<F3>
# As of December 31, 1996.
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